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                                                                  Exhibit (h)(1)

                  FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

         AGREEMENT made as of this    day of       , 2002 by and between ETF
Advisors Trust, a Delaware business trust having its principal place of business at 153 East 53 Street, 49/th/ Floor, New York, New York 10022, hereinafter called the "Fund") and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the "Bank").

                              W I T N E S S E T H:

         In consideration of the mutual agreements herein contained, the Fund and the Bank hereby agree as follows:

         1. The Fund hereby appoints the Bank to perform the duties hereinafter set forth.

         2. The Bank hereby accepts appointment and agrees to perform the duties hereinafter set forth.

         3. Subject to the provisions of paragraphs 4 and 5 below, the Bank shall compute the net asset value per share of each Series of shares listed on
Schedule I hereto (the "Series") of the Fund and shall value the securities held by the Fund (the "Securities") at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund.

         4. To the extent valuation of Securities or computation of a Series' net asset value as specified in the Fund's then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify the Bank in writing and thereafter shall either furnish the Bank at all appropriate times with the values of such Securities and each Series' net asset value, or subject to the prior approval of the Bank, instruct the Bank in writing to value Securities and compute each Series' net asset value in a manner which the Fund then represents in writing to be

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consistent with all applicable laws and regulations. The Fund may also from time to time, subject to the prior approval of the Bank, instruct the Bank in writing to compute the value of the Securities or a Series' net asset value in a manner other than as specified in paragraph 3 of this Agreement. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund. The Fund shall have sole responsibility for determining the method of valuation of Securities and the method of computing each Series' net asset value.

         5. The Bank shall use the securities pricing services agreed upon with the Fund from a list of securities pricing services reasonably believed by the Bank to be reliable supplied by Bank, and shall apply the priorities agreed upon with the Fund. From time to time the Bank may supply a revised list to the Fund, and shall supply such list upon request of the Fund.

         6. The Fund shall furnish the Bank with any and all instructions, explanations, information, specifications and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. The Bank shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to the Bank the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Fund shall also furnish the Bank with bid, offer, or market values of Securities if the Bank notifies the Fund that same are not available to the Bank from a security pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish the Bank with bid, offer, or market values of Securities and instruct the Bank to use such information in its calculations hereunder. The Bank shall maintain a securities pricing or similar service which the Bank in its judgment deems reliable at the time such information is required for calculations hereunder.

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         7.  The Bank (a) shall advise NSCC, the Fund, the Fund's custodian, the
Fund's transfer agent, and the Fund's investment adviser of the net asset value of each Series upon completion of the computations required to be made by the Bank pursuant to this Agreement, and (b) if requested by the Fund, provide to the Fund's investment adviser the market value of the Securities of each Series.

         8. The Bank shall, subject to the supervision and direction of the Board of the Fund, as administrator, conduct various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix B hereto.

         9. The Bank shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Appendix A hereto and made a part hereof, as such Appendix A may be amended from time to time, and preserve any such books, accounts and other documents in accordance with the applicable provisions of Rule 31a-2 of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules"). Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund during the Bank's normal business hours.

         10. All records maintained and preserved by the Bank pursuant to this Agreement which the Fund is required to maintain and preserve in accordance with the above-mentioned Rules shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Fund, the Bank shall provide in hard copy or on micro-film, whichever the Bank shall elect, any records included in any such delivery which are maintained by the Bank on a computer disc, or are similarly maintained, and the Fund shall reimburse the Bank for its expenses of providing such hard copy or micro-film.

         11. The Bank shall reconcile transfer agent records, records of custodian assets, accounting records and DTC records monthly.

         12. The Bank, in performing the services required of it under the terms of this

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Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of Securities; the amounts or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event the Bank's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of Securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable, the Bank shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

         13. The Bank shall not be required to inquire into any valuation of Securities or other assets by the Fund or any third party described in preceding paragraph 9 hereof, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

         14. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

         15. The Bank shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without the Bank, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, communication or power supply, or other similar circumstances, provided the Bank has

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established and is maintaining a disaster recovery plan and back-up system satisfying at all times the requirements of all applicable law, rules, and regulations and which is reasonable under the circumstances, or if not, that such delay or failure would have occurred even if Bank had established and was maintaining such a plan and system and provided further that upon the occurrence of any such delay or failure Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances Nor shall the Bank be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank to supply any instructions, explanations, information, specifications or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

         16. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of the Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

         17. The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Fund or its own counsel and shall be entitled to rely on the advice or opinion of such counsel. The reasonable costs of any such advice or opinion shall be borne by the Fund.

         18. The Bank shall be entitled to rely upon any oral instructions received by the Bank and reasonably believed by the Bank to be given by or on behalf of the Fund, even if the Bank subsequently receives written instructions contradicting such oral instructions. The books and records of the Bank with respect to the content of any oral instruction shall be binding and conclusive.

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       19.  Notwithstanding any other provision contained in this Agreement, the
Bank shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (b) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

       20. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the negligence or willful misconduct of the Bank.

       21. Except for the Fund's obligation to indemnify the Bank for all Losses (as defined herein) to third parties, including Losses constituting special, indirect or consequential damages to third parties, neither the Fund nor the Bank shall otherwise be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement even if such party has been advised of the likelihood of such loss or damage and regardless of the form of action

       22. The Fund shall not be responsible for, and the Bank shall indemnify and hold the Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                    (i)      The Bank's negligence or willful misconduct.

                    (ii) The breach of any representation or warranty of the Bank hereunder.

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       23.  Without limiting the generality of the foregoing, the Fund shall indemnify the Bank against and save the Bank harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following ("Losses"):

            (a) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to the Bank by any third party described in preceding paragraph 12 hereof or by or on behalf of the Fund;

            (b) Action or inaction taken or omitted to be taken by the Bank pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

            (c) Any action taken or omitted to be taken by the Bank in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel;

            (d) Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by the Bank pursuant to this Agreement;

            (e) The method of valuation of the Securities and the method of computing each Series' net asset value; or

            (f) Any valuations of Securities or net asset value provided by the Fund.

       24. In consideration for all of the services to be performed by the Bank as set forth herein the Bank shall be entitled to receive reimbursement for all out-of-pocket expenses and such compensation as may be agreed upon in writing from time to time between the Bank and the Fund.

       25. Attached hereto as Appendix C is a list of persons duly authorized by the Fund's Declaration of Trust and By-Laws to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Fund. From

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time to time the Fund (dually authorized by a Director or Managing Director of the Fund) may deliver a new Appendix C to add or delete any person and the Bank shall be entitled to rely on the last Appendix C actually received by the Bank.

       26. The Fund represents and warrants to the Bank that it has all requisite power to execute and deliver this Agreement, to give any written or oral instructions contemplated hereby, and to perform the actions or obligations contemplated to be performed by it hereunder, and has taken all necessary action to authorize such execution, delivery, and performance.

       27. This Agreement shall not be assignable by the Fund without the prior written consent of the Bank, or by the Bank without the prior written consent of the Fund.

       28. The term of this Agreement shall be one year commencing upon the date hereof (the "Initial Term") and shall automatically renew for additional one year terms unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:

       (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

       (b) The Fund may terminate this Agreement prior to the expiration of the Initial Term upon ninety (90) days' prior written notice in the event that the Board of the Fund votes to liquidate the Fund and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Fund or the Fund's investment advisor.

       29. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses

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associated with such termination. The terms of Sections 28 and 29 shall survive the termination of this Agreement.

       30. This Agreement may not be amended or modified in any manner except by written agreement executed on behalf of both parties hereto.

       31. This Agreement is executed in the State of New York and all laws and rules of construction of the State of New York (other than those relating to choice of laws) shall govern the rights, duties and obligations of the parties hereto. The Fund and the Bank hereby consent to the exclusive jurisdiction of a state or federal courts situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such preceding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient form. The Fund and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

       32. The performance and provisions of this Agreement are intended to benefit only the Bank and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

       33. This agreement has been entered by the Fund and not individually by the trustees of the Fund, and any obligation of the Fund shall be binding only upon the assets of the Fund and shall not be binding upon any trustee, officer or shareholder of the Fund. Neither the authorization of any action by the trustees or shareholders of the Fund nor the execution of this agreement on behalf of the Fund shall impose any liability upon any Trustee, officer or shareholder of the Fund.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                                     ETF ADVISORS TRUST



                                                     By: _______________________


Attest:



__________________

                                                     THE BANK OF NEW YORK



                                                     By: _______________________


Attest:



__________________

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                     APPENDIX A TO FUND ACCOUNTING AGREEMENT

                                     BETWEEN

                              THE BANK OF NEW YORK

                                       AND

                               ETF ADVISORS TRUST

     I. The Bank of New York (the "Bank"), as agent for ETF Advisors Trust (the "Fund"), shall maintain the following records on a daily basis for each Series.

                 1.   Report of priced portfolio securities

                 2.   Statement of net asset value per share

     II. The Bank shall maintain the following records on a monthly basis for each Series:


                 1.   General Ledger

                 2.   General Journal

                 3.   Cash Receipts Journal

                 4.   Cash Disbursements Journal

                 5.   Subscriptions Journal

                 6.   Redemptions Journal

                 7.   Accounts Receivable Reports

                 8.   Accounts Payable Reports

                 9.   Open Subscriptions/Redemption Reports

                 10.  Transaction (Securities) Journal

                 11.  Authorized Participant Net Trade Reports

                 12.  Monthly Performance Report

     III. The Bank shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.


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     The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund's Auditors.

     IV. For internal control purposes, the Bank uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

                 1.   Securities bought

                 2.   Securities sold

                 3.   Interest received

                 4.   Dividends received

                 5.   Capital stock sold

                 6.   Capital stock redeemed

                 7.   Other income and expenses

     All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

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                                   APPENDIX B

                             ADMINISTRATIVE SERVICES

     1. Maintain each Fund's minute book and its general corporate records (other than accounting books and records).

     2. Monitor and document compliance by each Fund with its policies and restrictions as delineated in its Prospectus.

     3. Participate in the periodic updating of each Fund's Registration Statement and Prospectus and, subject to approval by such Fund's Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund's shareholders, including annual and semi-annual reports to shareholders, annual and semi-annual Form N-SAR, notices pursuant to Rule 24(f)-2 and proxy materials.

     4. Prepare federal, state and local income tax returns for each Fund and Series and file such returns upon approval of the Fund's respective independent accountants; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to each Fund's directors or trustees; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to original issue discount and premium amortization as required; perform on-going wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other).

     5. Prepare and, subject to approval of each Fund's Treasurer, disseminate to such Fund's Board quarterly unaudited financial statements and schedules of such Fund's investments, and make presentations to the Board, as appropriate.

     6. Subject to approval of each Fund's Board, assist such Fund in obtaining and updating fidelity bond and E&O/D&O insurance coverage.

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     7.   Prepare statistical reports for outside information services (e.g.,
IBC/Donoghue, ICI, Lipper Analytical and Morningstar). Prepare responses to major industry questionnaires as necessary.

     8. Attend shareholder and Board meetings as requested from time to time. Prepare agenda and Board materials for Board meetings.

     9. Establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices.

     10. Calculate periodic dividend rates to be declared in accordance with management guidelines.

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                                   APPENDIX C

     I,                   , of ETF Advisors Trust, a Delaware business trust
(the "Fund"), do hereby certify that:

     The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Trustees of the Fund to each such position and qualified therefor in conformity with the Fund's Declaration of Trust and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to the Bank.

  Name                        Position                  Signature

Gary L. Gastineau          Managing Director          _______________________

Richard B. Harper          Vice President             _______________________

Chad W. Coulter            Secretary                  _______________________

Laurence R. Herman         Director                   _______________________

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                                   SCHEDULE I

                                     SERIES

Treasury 1 FITR ETF

Treasury 2 FITR ETF

Treasury 5 FITR ETF

Treasury 10 FITR ETF